UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2016

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices) (Zip Code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

From November 11 through November 28, 2016, in privately-negotiated transactions, NuVasive, Inc. (the “Company”) repurchased approximately $49.6 million in aggregate principal amount of its 2.75% Convertible Senior Notes due 2017 (the “2017 Notes”) for total consideration of $76.1 million in cash, including accrued interest. Following these repurchases, 2017 Notes representing $76.1 million in principal amount remained outstanding.  In connection with the issuance of the 2017 Notes in June 2011, the Company entered into convertible note hedge transactions and warrant transactions with the initial purchasers (and/or their affiliates) of the 2017 Notes.  The Company intends to modify the convertible note hedge and warrant positions associated with the 2017 Notes to reflect the remaining balance of 2017 Notes outstanding.

The Company funded the repurchases of the 2017 Notes using available cash, and as November 28, 2016, had no borrowings under its $150 million revolving senior credit facility.  The Company may make additional repurchases of the 2017 Notes in the future and may continue to modify the associated hedge and warrant positions in connection with any repurchases.  Unless earlier converted or repurchased, the 2017 Notes will mature on July 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

By:	/s/ Quentin Blackford
Quentin Blackford
Executive Vice President and Chief Financial Officer, Head of Strategy and Corporate Integrity

Date: November 28, 2016